CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference August 1, 2008.

BETWEEN:

EUROGAS, INC., of
4087 Nike Drive
Unit #4
West Jordan, Utah
84088;

(the "Company")

OF THE FIRST PART

AND:

GOETTE FINANCIAL CONSULTING LTD. of
7-1050 Millar Creek Road
Whistler, British Columbia
V0N 1B1

(the "Contractor")

OF THE SECOND PART

WHEREAS the Company and the Contractor wish to enter into a contract for services whereby the Contractor will provide services to the Company.

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.                       ENGAGEMENT

1.1                     Upon and subject to the terms and conditions hereinafter set out, the Company hereby agrees to retain the services of the Contractor to provide services to the Company (the "Services"), and the Contractor hereby agrees to faithfully serve the Company and use its best efforts on the Company's behalf.

1.2                     The Services shall include, but not be limited to:

(a)	the provision of the following corporate development services to the Company:

	(i)	the refining of its corporate vision and business strategy;

	(ii)	the creation and fulfillment of its business objectives;

	(iii)	the creation, and subsequent periodic review, of a business plan;

	(iv)	the identifying, assessing and establishing of strategic partnerships;

	(v)	the designing of the Company's marketing and sales strategy;

(vi)	the research of the competitive environment;

(vii)	the setting of appropriate milestones for the Company;

(viii)	the development and monitoring of the Company's management team, and if required, evaluating and recommending additions to the management team; and

(ix)	the recruiting of potential employees;

(b)	the provision of the following corporate finance services to the Company:

	(i)	the assessing and advising of management regarding the Company's capital requirements, and designing funding strategies, and identifying appropriate financing vehicles; and;

	(ii)	the deploying of its resources and network to obtain capital for the Company.

1.3                     The Contractor shall carry out the policies and programs as established by the Board of Directors of the Company (the "Board").

1.4                     In carrying out its obligations hereunder, the Contractor will:

(a)	act honestly, in good faith and in the best interests of the Company;

(b)	exercise the care and diligence of a prudent person; and

(c)	use its best efforts to well and faithfully serve the interests of the Company.

2.                       TERM OF ENGAGEMENT

2.1                     The initial term of this Agreement will commence on August 1, 2008 and will continue until December 31, 2012 (the "Term"); and thereafter this Agreement will be automatically renewed for successive 12 month periods (the "Subsequent Terms"), unless earlier terminated in accordance with the provisions of this Agreement.

3.                       RELATIONSHIP

3.1                     The Contractor will at all times be an independent contractor and not the employee, servant or agent of the Company. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement. The Contractor will not represent itself to have any such relationship with the Company. The Contractor will have no authority to and will not execute any contracts or purchase orders or otherwise commit the Company to any contractual obligations. The Contractor will be an independent contractor with control over the manner and means of its performance. Neither the Contractor nor its employees or agents will be entitled to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

3.2                     The Contractor will be responsible for the management of its employees and, without limiting the generality of the foregoing, will be responsible for payment to the proper authorities of all unemployment insurance premiums and all other employment expenses for all of the Contractor’s employees and for deduction and remittance of all income tax due from itself and its employees.

3.3                     If at any time any competent authority determines that the Contractor or any employee of the Contractor is an employee of the Company, then the Company will immediately commence to make all statutorily required withholding and remittances in respect of payments to the Contractor. The Contractor will indemnify and save harmless the Company and its directors, officers, employees and agents (collectively the “Indemnified Persons”) and each of them from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgments, costs and expenses including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and his own client basis (together with all applicable taxes) which the Indemnified Persons or any of them or their personal representatives may be liable to pay or may incur by reason of any claim by any competent authority that the Contractor or any employee of the Contractor is an employee of the Company or whatsoever arising as a result of the Company not making any statutorily required source deductions on payments to the Contractor. The Company may at any time set off any amounts owing to it by the Contractor under this Section hereof against any and all amounts payable by the Company to the Contractor, including but not limited to amounts payable under this Agreement.

3.4                     The Company will not be liable to the Contractor, its affiliates or its assigns for any damages, liabilities, penalties, interest or costs caused to the Contractor for failure to make the statutorily required source deductions or payments that the Company would make in respect of payments or remuneration to employees.

3.5                     The Contractor will cause all of its employees who are assigned to perform the Services to comply with all of the provisions of this Agreement.

3.6                     Nothing in this Agreement shall be construed as preventing the Contractor from providing other services of any nature whatsoever to any other person, firm or corporation during the Term or Subsequent Terms of this Agreement.

4.                       COMPENSATION

4.1                     During the Term, the Company shall pay to the Contractor a fee equal to €10,000 per month (the "Fee"), payable in arrears on the last day of each month, commencing on August 31, 2008.

4.2                     In the month of December in each year of the Subsequent Terms, the Board or a compensation committee of the Board (the "Committee") shall review the performance of the Contractor and, if warranted, adjust the Fee and/or other benefits payable to the Contractor.

4.3                     In addition to the Fee, the Contractor shall be entitled to rights and benefits under any profit sharing, deferred compensation, stock appreciation rights, stock option, and other plans or programs adopted by the Company comparable to rights and benefits under such plans and programs as are customarily granted to persons performing duties similar to those performed by the Contractor in corporations of similar size, that carry on a similar type of business as that carried on by the Company, provided that all of such options or rights are or will be subject to separate written agreement(s), and acceptance of authorities that may have jurisdiction over the affairs of the Company (collectively the "Regulatory Authorities"), if necessary.

5.                       EXPENSES

5.1                     The Company shall reimburse the Contractor for its out-of-pocket expenses incurred on behalf of the Company (the "Expenses"), provided that such Expenses are reasonable in nature, and are properly documented by the Contractor..

5.2                     The Expenses shall be reimbursed to the Contractor by the Company immediately following presentation to the Company of evidence of such Expenses.

5.3                     The Contractor will establish and maintain books of account for any Expense incurred, and will maintain invoices, receipts and vouchers for any such Expenses.

5.4                     The Company will have free access at all reasonable times to such records, books of account, invoices, receipts and vouchers for the purposes of copying and/or auditing the same.

6.                       TERMINATION

6.1                     For the purposes of this Section, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

"Affiliate of the Company" means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term “control” when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise

(b)	“Cause” means:

	(i)	any wilful failure by the Contractor or any of its employees in the performance of any of the Contractor’s duties pursuant to this Agreement;

(ii)

the conviction of the Contractor or any of its employees of, or plea of nolo contendere to, any crime (indictable level or felony level or penalized by incarceration or a lesser crime involving moral turpitude), or any act involving money or other property involving the Company or an Affiliate of the Company which would constitute a crime in the jurisdiction involved;

	(iii)	any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, an Affiliate of the Company or a customer of the Company;

	(iv)	the use of illegal drugs or the habitual and disabling use of alcohol or drugs;

(v)

any material breach of any of the terms of this Agreement, which breach remains uncured after the expiration of ten days following the delivery of written notice of such breach to the Contractor by the Company;

	(vi)	any act which is materially injurious to the Company or its business or that of any Affiliate of the Company; and

(vii)

the failure of the Contractor to devote adequate time to the Company’s business, or conduct by the Contractor amounting to insubordination or inattention to, or substandard performance of the duties and responsibilities of the Contractor under this Agreement, which failure or conduct remains uncured after the expiration of ten days following the delivery of written notice of such failure or conduct to the Contractor by the Company.

(c)

“Permanent Disability” means the total inability of an employee of the Contractor to perform the duties of the Contractor under this Agreement for a period of 60 consecutive days as certified by a physician chosen by the Company and reasonably acceptable to the Contractor.

6.2                     This Agreement may be terminated only upon the occurrence of any of the following events:

(a)	the death or Permanent Disability of an employee of the Contractor assigned to perform the Services;

(b)	the Company's election to terminate this Agreement for Cause;

(c)	the mutual agreement by the Contractor and the Company to terminate this Agreement;

(d)	the Contractor’s election to terminate this Agreement, provided that the Contractor gives the Company at least 60 days prior written notice of the Contractor’s intent to terminate; or

(e)

the Company's election to terminate this Agreement without Cause, provided that it gives the Contractor at least 60 days prior written notice of it’s intent to terminate or reasonable compensation in lieu of notice.

6.3                     Upon the termination of this Agreement, the Company will have no further obligation to the Contractor with respect to this Agreement, except for the payment of compensation, if any, accrued pursuant to Sections 4 and 5 up to date of termination of this Agreement and unpaid at the date of such termination.

7.                       CONFIDENTIALITY AND NON-COMPETITION

7.1                     The Contractor shall not use for its own purposes, or for any purposes other than those of the Company, any information that may be acquired during the Term or Subsequent Terms with respect to the Company's affairs.

7.2                     The Contractor shall not disclose the private affairs of the Company, or any confidential information to any person other than Company directors or pursuant to Board policies or guidelines without the prior consent of the Board. For the purposes hereof "confidential information" means all information, knowledge, data, trade secrets, systems, methods, processes, know-how and business projections respecting the Company and its business, properties and assets, whether or not reduced to writing, and shall include all corporate records, agreements, reports, maps, results and other relevant technical data, which in any way and at any time or times has been or may be communicated to, acquired by, or learned of by the Contractor in the course of or as a direct or indirect result of the Contractor's access to the information concerning the Company.

7.3                     The phase "confidential information" shall not include the following:

(a)	information that, at the time of disclosure, is in the public domain; or

(b)	information that, after disclosure to the Contractor, is published or otherwise becomes part of the public domain through no fault of the Contractor (but only after, and only to the extent that, such information is published or otherwise becomes part of the public domain).

7.4                     The Contractor shall not communicate confidential information to any person, firm, corporation or business, except if compelled to do so by the rules or policies of the Regulatory Authorities, a subpoena or an order of a court or governmental agency having the power and jurisdiction to compel such disclosure; PROVIDED that the Contractor shall use its best efforts to first give the Company notice of such disclosure.

7.5                     For a period of two (2) years following the termination of this Agreement, the Contractor shall not enter into any partnership, business arrangement, or similar relationship with any actual, or in the process of potentially becoming, business affiliate or partner of the Company, without the prior written approval of the Company.

8.                       COSTS

8.1                     The parties to this Agreement acknowledge and agree that all costs and expenses incurred in the preparation of this Agreement shall be borne by the Company.

9.                       GOVERNING LAW

9.1                     This Agreement is governed by the laws of the Province of British Columbia, , and the laws of Canada applicable therein.

10.                     COLLECTION OF PERSONAL INFORMATION

10.1                    The Contractor acknowledges and consents to the fact that the Company may be required by applicable legislation to provide the Regulatory Authorities with any personal information provided by the Contractor, in accordance with the requirements of the applicable securities legislation.

11.                      SURVIVAL

11.1                    The obligations of the parties hereto shall survive any expiration or termination of this Agreement.

12.                      ASSIGNMENT

12.1                    This Agreement is not transferable or assignable, except in accordance with the rules and policies of the Regulatory Authorities, and with the prior written consent of all parties.

13.                      ENUREMENT

13.1                    Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

14.                      SEVERABILITY

14.1                    Should any part of this Agreement be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder, which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

15.                      AMENDMENT AND WAIVER

15.1                    This Agreement may not be modified or amended except by an instrument in writing signed by all parties hereto or by their permitted successors or assigns.

15.2                    No waiver or consent by a party of or to any breach or default by any other party shall be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid shall operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

16.                      INDEPENDENT LEGAL ADVICE

16.1                    All parties to this Agreement acknowledge and agree that they have had adequate opportunity to seek and obtain independent legal advice with respect to the subject matter of this Agreement, and for the purpose of ensuring their rights and interests are protected.

16.2                    All parties to this Agreement represent and warrant that they have either sought independent legal advice, or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

17.                      NOTICES

17.1                    All notices given in connection with this Agreement shall be in writing and shall be personally delivered, faxed or emailed to the parties at their addresses set out on Page 1 of this Agreement or to the following fax numbers or email addresses:

(a)	the Company:	Fax: 801-282-8829;
Email: euroutah@aol.com;

(b)	the Contractor:	Fax: 604-688-4688;
Email: wrauball@telus.net;

17.2                    Any such notices personally delivered, faxed or emailed shall be deemed delivered on the day of delivery.

17.3                    Any party hereto may change its address for service by notice in writing to the other parties hereto.

18.                      ENTIRE AGREEMENT

18.1                    Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

19.                      GENERAL PROVISIONS

19.1                    Time is of the essences of this Agreement.

19.2                    Notwithstanding anything herein to the contrary, the parties hereto shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement, if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, Acts of God, or otherwise beyond the control of the parties.

19.3                    Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments, and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

20.                      COUNTERPARTS AND ELECTRONIC MEANS

20.1                    This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

20.2                    Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

EUROGAS, INC.	)
)
Per: /s/ Roger Agyagos	)
)
)
Authorized Signatory	)

GOETTE FINANCIAL CONSULTING LTD.	)
)
Per: /s/ Wolfgang Rauball	)
)
)
Authorized Signatory	)